EXHIBIT 99

For Immediate Release	Contact: Karen A. Warren (Investor Relations)
February 9, 2009	401-727-5401
Wayne S. Charness (News Media)
401-727-5983

Hasbro Reports Full-Year Results and

Eighth Consecutive Year of E.P.S. Growth

Full-Year Highlights

•

Net revenues of $4.0 billion, an increase of $184.0 million or 5% from a year ago;

•

Net earnings of $306.8 million, or $2.00 per diluted share, compared to $333.0 million or $1.97 per diluted share in 2007;

•

U.S. and Canada segment net revenues up 5% and International segment net revenues up 4% compared to 2007;

•

Boys, Girls, Preschool and Tweens up globally compared to a year ago, with growth driven by strong performances from STAR WARS, PLAYSKOOL, NERF, LITTLEST PET SHOP and EASY BAKE, as well as both board and trading card games;

•

Balance sheet remains strong, with operating cash flow of $593.2 million over the last 12 months.

Fourth Quarter Highlights

•

Net revenues of $1.2 billion for the quarter, a decrease of $66.8 million or 5% compared to a year ago; revenues increased 1% excluding the negative $80.1 million impact of foreign exchange;

•

U.S. and Canada segment net revenues at $689.5 million were marginally down compared to 2007 and International segment net revenues at $496.8 million were marginally up absent foreign exchange;

•

Net earnings of $93.6 million compared to $133.7 million in 2007;

•

Earnings per diluted share of $0.62 compared to $0.84 a year ago.

Pawtucket, RI (February 9, 2009) -- Hasbro, Inc. (NYSE: HAS) today reported 2008 fourth quarter and full-year results.  For the year, the Company reported net earnings of $306.8 million, or $2.00 per diluted share, compared to $333.0 million or $1.97 per diluted share in 2007.  The 2007 results include a favorable tax adjustment of $29.6 million or $0.17 per diluted share that was taken in the third quarter. In addition, the 2007 full-year results included expenses of $0.23 per diluted share or $44.4 million, related to the Lucas warrants mark to market. The Company exercised the right to purchase the warrants in the second quarter of 2007. For the year, worldwide net revenues were $4.0 billion, an increase of $184.0 million or 5%, compared to $3.8 billion a year ago.

For the fourth quarter, the Company reported net revenues of $1.2 billion, compared to $1.3 billion a year ago.  Net revenues increased $13.3 million or 1%, excluding the negative $80.1 million impact of foreign exchange.  The Company reported net earnings for the quarter of $93.6 million or $0.62 per diluted share, compared to $133.7 million or $0.84 per diluted share in 2007.

“In a challenging environment, we delivered both revenue and earnings per share growth in 2008, while also continuing to make investments in our future,” said Brian Goldner, President and Chief Executive Officer.  “As we look to the year ahead, given the severity of the downturn in global economies, we are focused on keeping costs down, managing our operating cash flow and continuing to invest in our business for the long term.   That said, we believe the underlying strength of our brands and commitment to our strategy should enable Hasbro to grow revenue and earnings per share in 2009, absent a material deterioration in economic conditions or the value of foreign currencies.”

U.S. and Canada segment net revenues were $2.4 billion, an increase of $113.0 million or 5% compared to $2.3 billion in 2007.  The growth in revenue is attributable to STAR WARS, PLAYSKOOL, NERF, EASY BAKE, G.I. JOE and trading card and board games, including GUESS WHO, PICTUREKA and SCRABBLE.  Additionally, TRANSFORMERS, MARVEL and LITTLEST PET SHOP continued to contribute significantly to the segment.  The U.S. and Canada segment reported an operating profit of $283.2 million, compared to $287.8 million in 2007.

International segment net revenues were $1.5 billion, an increase of $54.5 million or 4% compared to $1.4 billion in 2007.  The revenues include a negative foreign exchange impact of approximately $7.4 million.  The results reflect growth in LITTLEST PET SHOP, STAR WARS, PLAYSKOOL, NERF, TWISTER and GUESS WHO.  Additionally, TRANSFORMERS and MARVEL continued to contribute significantly to the segment.  Inclusive of the investment spending in the emerging markets, the International segment reported an operating profit of $165.2 million compared to $189.8 million in 2007.

“After a very strong performance in the first nine months of the year, the fourth quarter clearly had significant headwinds – the negative impact of foreign exchange and the broad based global economic downturn,” said David Hargreaves, Chief Operating Officer and Chief Financial Officer.  “To keep our core brands strong and to drive consumer traffic in the critical selling weeks prior to the holidays, we worked with our global retail partners and put additional promotional programs in place.  This resulted in our finishing 2008 in a much better inventory position than we would have otherwise, although it did negatively impact operating profit in the fourth quarter.”

The Company repurchased a total of 11.7 million shares of common stock during 2008, at a total cost of $357.6 million, leaving $252.4 million remaining in the current share repurchase authorization.  Since the inception of its buyback program in June 2005, the Company has repurchased 57.7 million shares at a total cost of $1.4 billion, at an average price of $25.10 per share.  In the fourth quarter, the Company did not repurchase any shares.

The Company will webcast its fourth quarter earnings conference call at 8:30 a.m. Eastern Standard Time today. To listen to the live webcast, go to http://www.hasbro.com, click on “Corporate” at the top of the page, select “Investor Relations,” then click on the webcast microphone.   The replay will be available on Hasbro’s web site approximately 2 hours following completion of the call.

Hasbro, Inc. is a worldwide leader in children’s and family leisure time products and services with a rich portfolio of brands and entertainment properties that provides some of the highest quality and most recognizable play and recreational experiences in the world. As a brand-driven, consumer-focused global company, Hasbro brings to market a range of toys, games and licensed products, from traditional to high-tech and digital, under such powerful brand names as TRANSFORMERS, PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER, CRANIUM and WIZARDS OF THE COAST. Come see how we inspire play through our brands at www.hasbro.com. (C) 2009 Hasbro, Inc. All Rights Reserved.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company’s future opportunities and the Company’s ability to achieve its financial goals and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, manufacture, source and ship new and continuing products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover the Company’s development, manufacturing, marketing, royalty and other costs; (ii) recessions or other economic downturns which negatively impact the retail and credit markets, and the financial health of the Company’s retail customers and consumers, and which can result in lower employment levels, less consumer disposable income, lower consumer confidence and, as a consequence, lower consumer spending, including lower spending on purchases of the Company’s products, (iii) other economic and public health conditions in the markets in which the Company and its customers and suppliers operate which impact the Company's ability and cost to manufacture and deliver products, such as higher fuel and other commodity prices, higher labor costs, higher transportation costs, outbreaks  of SARs, bird flu or other diseases which affect public health and the movement of people and goods, and other factors, including government regulations,  which can create potential manufacturing and transportation delays or impact costs, (iv) currency fluctuations, including movements in foreign exchange rates, which can lower the Company’s net revenues and earnings, and significantly impact the Company’s costs; (v) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company’s customers; (vi) the inventory policies of the Company’s retail customers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; (vii) work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (viii) the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; (ix) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; (x) concentration of manufacturing for many of the Company’s products in the People’s Republic of China and the associated impact to the Company of public health conditions and other factors affecting social and economic activity in China, affecting the movement of products into and out of China, and impacting the cost of producing products in China and exporting them to other countries; (xi) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xii) other market conditions, third party actions or approvals and the impact of competition which could reduce demand for the Company’s products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xiii) the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and (xiv) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This presentation includes a non-GAAP financial measure as defined under rules of the Securities and Exchange Commission (“SEC”), specifically EBITDA. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. EBITDA (earnings before interest, taxes, depreciation and amortization) represents net earnings excluding interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.  This presentation also includes the Company’s Consolidated and International segment net revenues excluding the impact of changes in exchange rates.  Management believes that the presentation of Consolidated and International segment net revenues minus the impact of exchange rate changes provides information that is helpful to an investor’s understanding of the underlying business performance absent exchange rate fluctuations which are beyond the Company’s control.

# # #

(Tables Attached)

HASBRO, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)

(Thousands of Dollars)	Dec. 28, 2008	Dec. 30, 2007
ASSETS	-----------	-----------
Cash and Cash Equivalents	$ 630,390	$ 774,458
Accounts Receivable, Net	611,766	654,789
Inventories	300,463	259,081
Other Current Assets	171,387	199,912
	----------------	---------------
Total Current Assets	1,714,006	1,888,240
Property, Plant and Equipment, Net	211,707	187,960
Other Assets	1,243,084	1,160,863
	----------------	---------------
Total Assets	$3,168,797	$3,237,063
	=========	========

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$ 7,586	$ 10,201
Current Portion of Long-term Debt	-	135,348
Payables and Accrued Liabilities	792,306	742,122
	----------------	---------------
Total Current Liabilities	799,892	887,671
Long-term Debt	709,723	709,723
Other Liabilities	268,396	254,577
	----------------	---------------
Total Liabilities	1,778,011	1,851,971
Total Shareholders' Equity	1,390,786	1,385,092
	----------------	---------------
Total Liabilities and Shareholders' Equity	$3,168,797	$3,237,063
	=========	========

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Quarter Ended		Year Ended

(Thousands of Dollars and Shares Except Per Share Data)	Dec. 28, 2008	Dec. 30, 2007	Dec. 28, 2008	Dec. 30, 2007
	-----------	-----------	-----------	-----------
Net Revenues	$1,231,053	$1,297,844	$4,021,520	$3,837,557
Cost of Sales	539,510	538,935	1,692,728	1,576,621
	--------------	---------------	--------------	--------------
Gross Profit	691,543	758,909	2,328,792	2,260,936
Amortization	19,443	14,194	78,265	67,716
Royalties	102,650	110,988	312,986	316,807
Research and Product Development	54,229	49,631	191,424	167,194
Advertising	140,169	149,459	454,612	434,742
Selling, Distribution and Administration	223,443	234,528	797,209	755,127
	--------------	---------------	--------------	--------------
Operating Profit	151,609	200,109	494,296	519,350
Interest Expense	11,036	12,501	47,143	34,618
Other (Income) Expense, Net	11,993	708	6,098	22,350
	--------------	---------------	--------------	--------------
Earnings before Income Taxes	128,580	186,900	441,055	462,382
Income Taxes	34,999	53,168	134,289	129,379
	--------------	---------------	--------------	--------------
Net Earnings	$ 93,581	$ 133,732	$ 306,766	$ 333,003
	========	========	========	========

Per Common Share
Net Earnings
Basic	$ 0.67	$ 0.91	$ 2.18	$ 2.13
	========	========	========	========
Diluted	$ 0.62	$ 0.84	$ 2.00	$ 1.97
	========	========	========	========

Cash Dividends Declared	$ 0.20	$ 0.16	$ 0.80	$ 0.64
	========	========	========	========

Weighted Average Number of Shares
Basic	139,318	146,866	140,877	156,054
	========	========	========	========
Diluted	153,351	161,140	155,230	171,205
	========	========	========	========

HASBRO, INC.
Supplemental Financial Data
Major Segments and EBITDA
(Unaudited)
(Thousands of Dollars)

	Quarter Ended			Year Ended
	Dec. 28, 2008	Dec. 30, 2007	% Change	Dec. 28, 2008	Dec. 30, 2007	% Change
	-----------	-----------	-----------	-----------	-----------	----------
Major Segment Results (1)

U.S./Canada Segment
External Net Revenues	$ 689,532	$ 692,248	-	$ 2,406,745	$ 2,293,742	5%
Operating Profit	70,219	83,659	-16%	283,152	287,800	-2%

International Segment
External Net Revenues	496,832	563,820	-12%	1,499,334	1,444,863	4%
Operating Profit	72,366	107,407	-33%	165,186	189,783	-13%

Reconciliation of EBITDA

Net Earnings	$ 93,581	$ 133,732	$ 306,766	$ 333,003
Interest Expense	11,036	12,501	47,143	34,618
Income Taxes	34,999	53,168	134,289	129,379
Depreciation	23,313	22,030	87,873	88,804
Amortization	19,443	14,194	78,265	67,716
	------------	------------	------------	------------
EBITDA	$ 182,372	$ 235,625	$ 654,336	$ 653,520
	=======	=======	=======	=======

(1) Effective the beginning of fiscal 2008, Hasbro restructured its operating segments. External net revenues and operating profit presented for the quarter and year to date periods in 2007 have been reclassified into our new operating segment presentation.

HASBRO, INC.
Supplemental Financial Data
Net Earnings per Share
(Unaudited)
(Thousands of Dollars and Shares Except Per Share Data)
	December 28, 2008		December 30, 2007
Quarter	Basic	Diluted	Basic	Diluted
----------	-----------	-----------	-----------	-----------

Net earnings	$ 93,581	$ 93,581	$ 133,732	$ 133,732
Effect of dilutive securities:
Interest expense on contingent
convertible debentures due 2021	-	1,061	-	1,063
	--------------	--------------	--------------	--------------
Adjusted net earnings	$ 93,581	$ 94,642	$ 133,732	$ 134,795
	========	========	========	========

Average shares outstanding	139,318	139,318	146,866	146,866
Effect of dilutive securities:
Contingent convertible debentures
due 2021	-	11,566	-	11,566
Options and warrants	-	2,467	-	2,708
	--------------	--------------	--------------	--------------
Equivalent shares	139,318	153,351	146,866	161,140
	========	========	========	========

Net earnings per share	$ 0.67	$ 0.62	$ 0.91	$ 0.84
	========	========	========	========
Full Year
---------------
Net earnings	$ 306,766	$ 306,766	$ 333,003	$ 333,003
Effect of dilutive securities:
Interest expense on contingent
convertible debentures due 2021	-	4,238	-	4,248
	--------------	--------------	--------------	--------------
Adjusted net earnings	$ 306,766	$ 311,004	$ 333,003	$ 337,251
	========	========	========	========

Average shares outstanding	140,877	140,877	156,054	156,054
Effect of dilutive securities:
Contingent convertible debentures
due 2021	-	11,566	-	11,568
Options and warrants	-	2,787	-	3,583
	--------------	--------------	--------------	--------------
Equivalent shares	140,877	155,230	156,054	171,205
	========	========	========	========

Net earnings per share	$ 2.18	$ 2.00	$ 2.13	$ 1.97
	========	========	========	========